Exhibit 99.2

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

   FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS ANNOUNCES PROPOSED
             INVESTMENT IN NEWLY-FORMED REAL ESTATE INVESTMENT TRUST

FOR IMMEDIATE RELEASE - Boston, Massachusetts, August 8, 2005 - First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) today announced that its Board of Trustees has approved:

      o the investment of approximately $50 million in newly issued common shares of Newkirk Realty Trust, Inc. ("Newkirk"), a newly formed real estate investment trust, with the timing of such investment to coincide with the Newkirk initial public offering, and

      o the assignment to Newkirk of certain rights of First Union under its Exclusivity Services Agreement with Michael Ashner, First Union's Chief Executive Officer, relating to the utilization of his services for future net lease investments. The assignment shall coincide with Newkirk's initial public offering. In consideration of such assignment and the receipt of such services, Newkirk will: (i) issue $20 million of additional Newkirk common shares, 50% of which will vest immediately with the remaining 50% vesting pro rata on a monthly basis over a three year period and First Union will receive all dividends and the right to vote with respect to the unvested Newkirk shares; and (ii) First Union will receive the economic benefit of 80% of the incentive management fees payable by Newkirk to its external advisor.

Newkirk has been formed to acquire a controlling interest in The Newkirk Master Limited Partnership, an entity in which Michael Ashner and certain other members of First Union's senior management own an interest and of which his affiliate is the general partner. The business of the Newkirk MLP is investment in net leased properties. The proposed transactions are referenced, and more fully discussed, in a registration statement on Form S-11 filed today with the Securities and Exchange Commission by Newkirk in connection with its contemplated initial public offering.

The transactions are subject to the execution of definitive documentation containing the final terms and conditions. A Special Committee of the First Union Board considered and recommended Board approval of the proposed transactions. The members of the First Union Special Committee are Arthur Blasberg, Jr., chair, Talton Embry and Howard Goldberg, each of whom is an independent trustee of First Union.

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First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.